Exhibit 10.2

GOODS AGREEMENT

STATEMENT OF WORK

Agreement # ROC-P-68

SOW#9

This Statement of Work #9 (“SOW” or “SOW #9”) adopts and incorporates by reference the terms and conditions of Goods Agreement # ROC-P-68 (“Agreement”) between International Business Machines Corporation (“Buyer”) and Brocade Communications Systems, Inc. and Brocade Communications Switzerland SarL (collectively, “Supplier”). Transactions performed under this SOW will be conducted in accordance with and be subject to the terms and conditions of this SOW and the Agreement. The term of this SOW #9 shall be effective April 7, 2011 for a period of two (2) years commencing on the Effective Date. Upon expiration of this Term and each Renewal Term thereafter, this SOW will be automatically renewed for an additional one (1) year term (“Renewal Term”) unless terminated by either party upon ninety (90) days’ written notice prior to the expiration of any Renewal Terms. Unless otherwise provided, capitalized terms shall have the meaning as set forth in the Agreement. This SOW is not a WA.

WHEREAS, Statement of Work, Amendment No. 4 to Goods Agreement ROC-P-68, as subsequently amended covers the purchase of support for Brocade manufactured products at the end user site without regard to whether or not the end user bought the Brocade product from IBM.

WHEREAS, the parties wish to include Brocade manufactured products, including those products which IBM OEMs under the McDATA OEM agreement.

WHEREAS, the parties wish to create this separate SOW #9 to allow IBM to provide support to end users of “non-IBM” Brocade products;

THEREFORE, Amendment No. 4 to Goods Agreement ROC-P-68 is deleted and replaced in full by this SOW #9 to Goods Agreement ROC-P-68.

THEREFORE, in consideration of the above and the other respective promises of the parties set forth herein, the parties hereto agree as follows and such agreement is incorporated as Statement of Work #9 into Base Goods Agreement #ROC-P-68.

1.0 DEFINITIONS

1.1 “Authorized Territory” means the location as set forth in Exhibit A, which IBM is approved to provide its End Users with Support Services.

1.2 “Backline Support” generally means in depth technical troubleshooting and analysis during Level 3 and Level 4 support as described in Exhibit B.

1.3 “Brocade Marks” means Brocade’s trademarks, service marks, trade names or logos used in conjunction with the QSP Program.

1.4 “Brocade Products” means products developed and/or manufactured by or specifically for Brocade and are supported by Brocade.

1.5 “External Web Site” means an external World Wide Web site viewable by IBM and IBM’s End Users as established and maintained by Brocade.

1.6 “End User” means IBM’s customer who receives support directly from IBM.

1.7 “First (1st) Call Support” means taking the initial support call from the End User customer, performing entitlement verification, collecting problem information, etc. as described in Exhibit B.

1.8 “Frontline Support” means basic technical assistance, basic technical troubleshooting and high-level analysis during Level 1 and Level 2 support as described in Exhibit B.

1.9 “Onsite Support” means the procedure to replace defective hardware at the End User’s installation location.

1.10 “IBM” means Buyer or one of its Affiliates.

1.11 “Resale Products” means products that are sold with Brocade Products, are not manufactured by Brocade, and are not supported by Brocade as further described in Exhibit B.

1.12 “QSP Support Offerings” means the type of support the IBM is purchasing from Brocade. Offerings include backline support only or backline support and the repair of defective parts to be returned to IBM as spares.

1.13 “QSP Support Offerings Pricelist” means the pricelist provided by Brocade for the Support Services described in Exhibit B.

1.14 “Support Fee” means the fee paid by IBM to Brocade in consideration of the QSP Support Offerings purchased.

1.15 “Support Services” means Brocade’s and IBM’s support responsibilities as described in Exhibit B.

2.0 Quality Support Partners (QSP) PROGRAM

2.1 Overview. This SOW #9 shall govern the rights and obligations of the Parties arising with respect to the QSP Program. Neither Party shall have any rights or obligations vis-à-vis one another by reason of IBM’s participation in the QSP Program that are not expressly granted or provided for in this SOW #9.

2.2 Authorization under the QSP Program. Subject to the terms and conditions of this SOW #9 and Exhibit A, Brocade hereby authorizes IBM, as a member of the QSP Program, to support the Brocade Products listed in Exhibit A, without regard to whether or not the End User originally procured the product from IBM. To be considered for inclusion in this SOW #9, the product model must be the Brocade equivalent of the IBM-branded and supplied product, unless agreed in writing in advance by both parties, and cannot have reached its End of Support date. The End User Customer must agree to run versions of the software and firmware supported by IBM. IBM will document the serial numbers of the hardware and version of the software for each unit that will be supported. The Parties agree to review and update Exhibit A as necessary or at IBM’s annual review meeting as described in Section 2.3 below, provided however that all revisions to Exhibit A must be in writing and signed by both parties.

2.3 Program Review. Brocade agrees that IBM shall have the right to annual meetings with management from Brocade to review the QSP Program as well as the Parties’ relationship and their respective rights and obligations hereunder. IBM agrees that Brocade shall have the right to conduct periodic reviews of IBM’s participation in the QSP Program including without limitation: business support forecasts; marketing collateral, training and certification levels; sparing plans; and customer satisfaction surveys. In the event that, in Brocade’s reasonable judgment, IBM is not fulfilling its obligations as set forth in Exhibit B, Brocade reserves the right (i) to re-evaluate IBM’s participation in the program or (ii) to provide written notice of such failure, including reasonable detail of the specific performance deficiencies, for which IBM will have a period of thirty (30) days to correct the specified performance deficiencies. If IBM fails to correct the specified performance deficiencies within such 30-day period, annual Support Fees due by IBM will increase by a percentage commensurate with Brocade’s increased support requirements (but not to exceed four times the current Support Fees).

2.4 Compliance with Law. IBM agrees that it will comply with all applicable laws, rules and regulations regarding promotion and sale of services covered by the QSP Program and associated with the Brocade Marks.

2.5 Appointment and Authorized Territory. Brocade hereby authorizes and appoints IBM and IBM accepts the appointment as a non-exclusive Support Service provider entitled to purchase QSP Support Offerings direct from Brocade and to market and provide said Support Services to IBM’s End Users for non-IBM branded Brocade products listed in and the Authorized Territory set forth in Exhibit A.

In connection with this appointment, IBM shall have the non-transferable right to access Brocade remote support as to the specific Products (by serial number) for which the QSP Support Offering was purchased. Nothing in this SOW #9 will restrict Brocade, itself or through third parties, from promoting, licensing selling or providing Support Services for Products to others, or granting the right to others to promote, license, or sell Products in IBM’s Authorized Territory.

3.0 MARKETING OF SUPPORT SERVICES

3.1 Separate Activities. Each Party will be responsible for developing, marketing, and selling its own products and services. Neither Party will be required to, nor shall either Party make any representation or warranty regarding the other Party’s products or services.

3.2 External Web Site. Brocade shall establish and maintain an external World Wide Web site viewable by IBM and End Users (the “External Web Site”). Brocade shall provide IBM with a template, based upon which IBM shall provide Brocade with information it desires to be posted on the External Web Site. Brocade reserves the right to determine and update the format and layout of the External Web Site. Brocade and IBM will reach consensus in a reasonable amount of time on IBM’s content before such content is posted on the External Web Site. Brocade shall use reasonable commercial efforts to obtain IBM’s approval for all information about IBM’s services before such information is posted on the External Web Site. Notwithstanding the foregoing, IBM shall not be obligated to provide any content to Brocade for the aforementioned purposes.

(http://www.brocade.com/partnerships/Service-Support-Partners/Qualified+Support+Partners/index.page?

3.3 Copyright Licenses. IBM hereby grants to Brocade a nonexclusive right and license to copy, have copied, make derivative works based on, perform, display and distribute in electronic, web-based and/or printed form, any and all materials submitted to Brocade for publication on the External Web Site or in marketing materials distributed in connection with the QSP Program. The Parties intend that the derivative works described above involve formatting, stylistic and editorial changes to such material provided by IBM and Brocade will not substantially change such material without IBM’s prior written approval.

3.4 Public Notices. Each party shall obtain the other’s review and approval prior to the release of any press release concerning the existence or subject matter of this SOW #9 or IBM’s participation in the QSP Program. Notwithstanding the foregoing, Brocade shall have the right to include in press releases and other public relations and marketing materials regarding the QSP Program and the fact that IBM is a participant in the QSP Program. In addition, Brocade shall provide IBM with a public relations quotation announcing the Parties’ relationship and IBM’s participation in the Program. IBM may also disclose privately to its End Users its participation in the QSP Program and the nature thereof, provided however that all other Program details shall be subject to the confidentiality restrictions set forth in Section 7.1 of this SOW #9.

4.0 TRAINING

4.1 Training Requirements. IBM shall complete any and all Brocade training and certification necessary to deliver its services as required in the applicable Statement of Work for products and the McDATA OEM Agreement. These requirements can be found at the following Supplier’s website located at:

http://www.brocade.com/partnerships/Service-Support-Partners/Qualified+Support+Partners/index.page

5.0 SUPPORT FEES AND SERVICES

5.1 Support Fee. In consideration for IBM’s participation in this Program, IBM shall pay Brocade a Support Fee. The Support Fee is based upon Brocade’s then current QSP Support Offerings Pricelist. The coverage period applicable to each Support quotation must be listed on the purchase order. QSP Support Offerings are only available for units by serial number for which the Support Fee has been paid. Payment of the Support Fee is due within forty-five (45) days from receipt of a valid Brocade invoice. In the case of overdue Support Fee payments, Brocade may at its discretion suspend support obligations under purchased QSP Support Offerings until such payments have been brought current by IBM.

5.2 Support Term and Renewal. Support services shall continue through the term stated on the purchase order and covered by the Support Fee. Thereafter, such Support will be renewed at Brocade’s then current IBM Support Offerings Pricelist. If IBM needs to cancel coverage on a unit prior to the end date of the IBM support contract, IBM will provide at least thirty (30) days prior written notice to Brocade. Notwithstanding the foregoing, should Brocade announce “End of Life” on a Product being maintained for IBM, Brocade may, at the beginning of the next Support renewal term and each year thereafter, increase the Support Fee for such Product, provided that such increase will not exceed ten percent (10%) over the prior year’s Support Fees.

5.3 Support Services. IBM shall be authorized to provide Support Services directly to IBM’s End Users in the Authorized Territory set forth in Exhibit A and only for the term of this SOW #9. IBM will purchase QSP Support Offering by serial number for each unit that it will be supporting. However, if IBM uses spares or components which have not been purchased from Brocade or through a Brocade authorized distributor, the IBM Support Offering purchased on that unit will no longer be valid.

5.4 Support Services on EOL Products. Notwithstanding anything herein to the contrary, for any Product which has been designated End of Life (“EOL”) or End of Support (“EOS”), IBM shall offer support and discontinue support consistent with Brocade’s End of Support policy. Brocade will continue to offer Support Services Offerings for discontinued Products as described in Exhibit B, for five (5) years following their EOL date for hardware products and three (3) years for software products or as otherwise announced in channel notifications for Product that is withdrawn from marketing. IBM will not engage in Support Services for any such EOL or EOS Products past the End of Support date and will not sell any renewal support contracts to its End Users beyond the established EOS date. If IBM decides to take on support of units that have reached or passed the EOL date, IBM has full responsibility for sourcing, owning and maintaining sufficient spares inventory to support those units within the response times contracted with the End User customer. Because the EOL date has already been reached and therefore the Last Time Buy opportunity for spares purchase has already passed, Brocade is under no obligations to make spares available to the IBM for use or for purchase.

5.5 Spare Parts Inventory. Before providing any Support Services to End User customer, IBM will maintain an adequate and balanced inventory of spare parts,, supplies, and documentation for Products supported by IBM. If IBM wishes to receive Brocade’s recommendations on sparing plans and sparing levels, Brocade will facilitate a meeting between IBM and the appropriate organization within Brocade to discuss sparing recommendations. IBM will be responsible for handling the import, export and customs clearance of spare parts into and out of the Authorized Territory. All costs of shipment for the repair or replacement of the defective part will be borne by IBM. Costs of shipment include, but are not limited to actual shipping costs, taxes, duties and customs fees.

6.0 TRADEMARKS AND INTELLECTUAL PROPERTY.

6.1 Brocade Marks. Brocade may design, establish, or register in such jurisdictions as it deems appropriate, one or more trademarks, service marks or trade names for use in connection with the QSP Program (the “Brocade Marks”). Brocade shall make copies of the Brocade Marks available to IBM in print ready art form. Brocade shall have the right to modify or replace the Brocade Marks or prepare additional Brocade Marks from time to time and shall provide IBM with copies of such modifications in a reasonable time to allow IBM to implement the modifications.

6.2 License to Brocade Marks. Subject to the terms and conditions of this SOW #9 and in accordance with Brocade trademark usage guidelines, Brocade grants IBM a worldwide, nonexclusive, nontransferable, royalty-free, personal license to use the Brocade Marks solely in connection with the QSP Program and with the marketing and sale of IBM’s services thereunder. This license does not include the right to sublicense. During the term of this Agreement, IBM shall be entitled to use the Brocade Marks, indicating IBM’s association with the QSP Program. Brocade reserves the right to change and/or discontinue the use by IBM of the Brocade Marks at its sole discretion. Upon notice from Brocade, IBM shall immediately cease all use and shall destroy or return the Brocade Marks and any copies thereof. IBM shall not register or attempt to register any confusingly similar marks to the Brocade Marks in any jurisdiction.

6.3 Review. All use of the Brocade Marks must be approved in writing by Brocade prior to publication (either in text or electronic format). However, once a particular use is approved, IBM need not again seek approval for substantially similar uses. The Parties will cooperate with each other to facilitate periodic review of each Party’s use of the other Party’s marks. Brocade and IBM agree to cooperate fully with one another in such review and shall use all commercially reasonable efforts to promptly make such modifications in such materials as are required.

6.4 Ownership. IBM acknowledges that Brocade retains all right, title and interest in and to the Brocade Marks. Nothing herein is intended to grant any right in the Brocade Marks other than the right to use the same in accordance with the requirements set forth in this SOW #9. The license to use the Brocade Marks shall cease immediately upon termination or expiration of the IBM’s Base Goods Agreement including Statements of Work under such Agreement with Brocade and the McDATA OEM agreement and/or this SOW #9.

6.5 No License. Under no circumstances will anything in this SOW #9 be construed as granting, by implication, estoppel or otherwise, a license to any technology or proprietary right belonging to the other Party other than as expressly set forth under this SOW #9.

6.6 No Certification. IBM acknowledges that Brocade, by permitting IBM to participate in the QSP Program and to use the Brocade Marks in the manner specified hereunder, is not in any manner certifying the quality of any services rendered by IBM. IBM shall make no oral or written statements inconsistent with the foregoing.

7.0 GENERAL

7.1 Exchange of Information. If the parties require the exchange of confidential information, such exchange will be made under the Confidential Disclosure Agreement (CDA) #4904RL0542 dated May 18, 2004 and any Supplements which have been signed or which may be signed in the future.

7.2 Import / Export Compliance. IBM agrees to not directly or indirectly provide, sell, resell or distribute any Support Services; a) that would in any way violate the import and export restrictions of the various countries in the Authorized Territories; b) to any U.S. embargoed country; (c) to any person or entity on a denial list published by the U.S. Government or the government of any country within the Authorized Territory; (d) for any end use that is prohibited by United States or other applicable law, including nuclear, missile, chemical biological weaponry or other weapons of mass destruction.

7.3 Rights and Obligations on Termination. Upon the termination of this SOW #9 for any reason, the parties will have the following rights and obligations: If and as requested by Brocade, IBM continues to support Brocade Products installed at IBM End User sites in the Authorized Territory in accordance with the terms of this SOW #9 for a period of up to twelve (12) months following termination or as agreed upon by the Parties as a “transition period”. Upon expiration of the transition period, Brocade will assume responsibility, for the maintenance and support of such installed Brocade Products

7.4 Hazardous Substance and Environmental Law Requirements

Supplier is responsible for understanding and complying with: (a) all applicable Buyer specifications, whether referenced on the plans, in the Agreement or otherwise in a contract document between Buyer and Supplier, and (b) all Environmental Laws applicable to Supplier that restrict, regulate or otherwise govern Buyer’s direct or indirect import, export, sale or other distribution of Supplier’s Products or Deliverables on a stand-alone basis, or as part of a buyer server, storage, or retail store solution. “Environmental Laws” means those laws, rules and regulations (local, state, provincial or federal) of the nations of the European Union, United States, Canada, Brazil, Venezuela, Switzerland, Norway, South Africa, Israel, Egypt, Hong Kong, Russia, China, Singapore, Taiwan, India, Korea and Australia that relate to environmental matters, including without limitation material restrictions, material bans, product labeling, availability of product environmental information, energy efficiency, end-of-life product take back, packaging, batteries and other similar requirements. For example, Environmental Laws include without limitation those laws of the European Union member states that implement Directive 2002/95/EC regarding restriction of the use of certain hazardous substances in electrical and electronic equipment. As requested by Buyer, Supplier shall provide evidence of compliance with the legal requirements resulting from its obligations above by suitable means, and shall assist Buyer with any reporting obligations related to Supplier’s Products or Deliverables on a stand-alone basis, or as part of a buyer server, storage, or retail store solution. Supplier certifies that the information and data provided in accordance with the foregoing, as well as any other information or data provided in accordance with the applicable specifications is accurate, true, and complete. Should supplier become aware of any conflict between the requirements of a Buyer specification applicable to the Product or Deliverable and the Environmental Laws, Supplier shall notify Buyer in writing of the conflict and Buyer shall inform Supplier which restriction controls. Notwithstanding the foregoing, where Buyer is deemed the producer of supplier’s products or deliverables under a European Union member state’s implementation of Directive 2002/96/EC on waste electrical and electronic equipment, buyer shall have responsibility as the producer under this law unless it contracts with supplier to perform some or all of the producer responsibilities.

7.4.1 Based on evaluation of the Specifications, Supplier takes except to the following provisions.

7.4.1 Specification 46G3772

•	Sec 2.2: Supplier will comply with the Maximum Concentration Value (MCV) limits specified per the RoHS directive

•	Sections 2.3.1 supplier will report the approximate weight in grams for the substance present in the part supplied to IBM to be reported to IBM.

•	Section 2.3.2 remove the requirement to report the approximate weight in grams for the substance present in the part supplied to IBM to be reported to IBM.

•	Section 2.4 Plastic Components Marking in accordance with ISO 11469-05. Supplier does not use any of the listed “Commonly Used Resins.

7.4.2 Specification 53P6233

•	Section 2.3.2 Requirement for Printed Circuit Boards. Supplier will use Sn/Pb HASL coated boards for all the products until conversion to a Pb-Free process.

•

Section 2.3.4 Acceptable Uses of Leaded Solder. Supplier will continue to use components with Sn/Pb solder- solder includes all materials that become part of the final solder joint, including solder finishes on component leads or PCBs until such time Sn/Pb solder can be eliminated from the suppliers products

8.0 COMMUNICATIONS COORDINATORS

All communications between the parties will be carried out through the following designated coordinators.

BUSINESS COORDINATORS

FOR SUPPLIER		FOR BUYER
Name	Maintenance Contracts (for QSP Support Orders) Global Services Program Management (for other business issues related to QSP)	Andrew Cusimano
Address	130 Holger Way San Jose, CA 95134	930 Sylvan Ave 1st FL Englewood Cliffs, NJ 07632
Phone		201-608-8226
Email	For non-EMEA QSP Support Orders: maintcontracts@brocade.com For QSP Support Orders in EMEA: maintcontractsEMEA@brocade.com For GS Program Management: qsppartner@brocade.com	kooz@us.ibm.com

TECHNICAL COORDINATORS

FOR SUPPLIER		FOR BUYER
Name	Technical Engagement	Caroline Bussemas
Address	130 Holger Way San Jose, CA 95134	3039 E Cornwallis RD P.O. BOX 12195 Research Triangle Park, NC 27709
Phone	+1-800-752-8061 +1-408-333-6061	720-396-6652
Email	support@brocade.com	bussema1@us.ibm.com

All legal notices will be sent to the following addresses and will be deemed received (a) two (2) days after mailing if sent by certified mail, return receipt requested or (b) on the date confirmation is received if sent by facsimile to the party set forth below:

FOR SUPPLIER		FOR BUYER
Name	General Counsel Legal Department	Procurement Department
Address	130 Holger Way San Jose, CA 95134	2455 SOUTH RD POUGHKEEPSIE, NY 12601-5400
Phone	+1-408-333-5547	845-433-9158
Fax	+1-408-333-5630	845-491-5473

ACCEPTED AND AGREED TO:	ACCEPTED AND AGREED TO:
International Business Machines Corporation	Brocade Communications Systems, Inc.

By: /s/ Andrew V. Cusimano 4/8/11	By: /s/ Lisa Ludgate
Buyer Signature Date	Supplier Signature Date 4-8-2011
Andrew V. Cusimano
Printed Name	Printed Name
Advisory Procurement Professional Connectivity Council	Lisa Ludgate, Director Global Services
Title & Organization	Title & Organization
Buyer Address: 1 New Orchard Road Armonk, NY 10504	Supplier Address: 130 Holger Way San Jose, CA 95134

ACCEPTED AND AGREED TO:
Brocade Communications Systems Switzerland, SarL

By: /s/ Alberto Soto
Supplier Signature Date 08-April-2011

Printed Name
Alberto SOTO, Vice President EMEA
Title & Organization
Supplier Address: 130 Holger Way San Jose, CA 95134

BROCADE

R. Borders /s/ RB

Legal Approved on: 4/7/2011

EXHIBIT A

BROCADE SUPPORTED PRODUCT MATRIX, PARTNERSHIP TIER and AUTHORIZED TERRITORY

Upon execution of the SOW #9 and completion of the appropriate certification and training required by Brocade under the terms of this Agreement, IBM is authorized to provide support on the following Brocade Products:

1. BROCADE PRODUCTS:

200E

300

4100

4900

5000

5100

5300

7420

7500

7500E

7800

8000

24000 – 16 port Blade

24000 – 32 port

48000

DCX

DCX4S

FR4-18i

Eclipse 1620

Eclipse 2640

Sphereon 4400

Sphereon 4700

Intrepid 6140

Intrepid 10000

1.2 Brocade may, at its sole discretion and upon request by IBM, amend this Exhibit A in writing, to include new Brocade Products as they become available.

2.	IBM is approved to provide support for the above Brocade Products in the following Authorized Territory(ies):

[Worldwide]

EXHIBIT B

SUPPORT SERVICES

FOR BROCADE PRODUCTS or SUPPORTED THIRD PARTY PRODUCTS:

IBM will provide technical Support Services as reasonably required to support its End Users in the Authorized Territory, as set forth under the SOW #9. These services will include, but are not necessarily limited to the activities outlined in the table below.

IBM will provide Frontline Support (initial problem identification and analysis) and Onsite Support. And Brocade will provide Backline Support (product fixes, updates, and/or functional enhancements and problem notification) as generally made available by Brocade to its Qualified Service Providers and customers. This support is applicable to supported releases of Software. Frontline and Backline Support are described in more detail below.

Support Responsibilities

Sale of Support Contract to End User Customer

1	Establishing their own service levels to the customer and offering their own brand of End User Support contracts for warranty and maintenance services.	IBM

2	Manage the renewal contract process with the End User.	IBM

Training

3	Maintain technical support staff who are conversant in English and who are fully trained and qualified to perform such Support Services as provided in Section 4 of the Agreement.	IBM

Installation and Configuration of Product

4

Perform Product installation, configuration, and reconfiguration, including:

a.        Performing all End User customer physical installations and configuration changes, including hardware and software upgrades and moves, add and change activities. Or validating that the End User customer has properly installed and configured the product.

b.        Creating and installing system configuration images. Performing system configuration image backup for disaster recovery purposes. Or validating that the customer has created, installed, and backed up systems configuration images.

c.        Ensuring that configurations meet Brocade’s support and compatibility guidelines listed in Brocade’s Data Center Ready Compatibility Matrix for SAN products.

IBM

5	Purchase and install a Brocade certified modem to enable remote, dial-in communication for each Product in use if applicable to the Product set being supported.	IBM

Call Center and Onsite Support

6	Establish a centralized remote diagnostic and support center.	IBM

7	Register for partner level access to technical documentation, release notes, software and firmware updates, etc.	IBM

8	Provide Brocade with a list of Brocade certified and trained technical support staff. Only those listed trained technical support personnel are authorized to contact Brocade for support.	IBM

9

Perform First Call Support, including:

a.       Staffing and maintaining a 7×24 Call Center in the Authorized Territory for calls from End User customers

b.       Receiving first call from End User customer. Help desk personnel are required to be proficient in English.

c.       Collecting and verifying entitlement information.

d.       Collecting problem statement and problem severity definition.

e.       Isolating problems to Brocade Product.

f.        Entering call in CRM.

g.       Escalating to Brocade Technical Engagement Center when necessary providing serial number, detailed description of problem and severity level.

IBM

10

Perform Frontline Support (initial problem identification and analysis) including:

a.       Searching database and Brocade-provided information for known problems/solutions

b.       Determining if failure is caused by configuration, externals, microcode or hardware.

c.       Referring to network diagram or topology and initiating remote dial-in into the customer network if applicable to the Product being supported.

d.       Decoding error messages.

e.       Gathering trace information and dump information.

IBM

f.        Verifying Release level and send updates if necessary.

g.       Providing action plan to Brocade sustaining engineering when applicable.

h.       Running system diagnostics to assist in problem determination.

i.        For Professional tier partners, having a technical support lab containing the appropriate Brocade Products to be able to reproduce errors for troubleshooting purposes.

11

Backline Support includes the following:

a.       Providing in-depth technical assistance for reported problems.

b.       Analyzing trace and dump information.

c.       Determining if failure was caused by microcode defects or hardware defects.

d.       If the problem was caused by a Software defect, determining the Software module and line of microcode and recommended corrective action to the microcode.

e.       Providing action plan to Brocade sustaining engineering when applicable.

f.        Performing detailed analysis of gathered traces and processor dumps to confirm defect.

g.       Developing, testing and releasing Patches or work-around solutions.

h.       Driving Product defects into Brocade sustaining engineering for permanent fix for a future release.

Brocade

12	Implement hardware, software and firmware fixes as directed by Brocade technical support	IBM

13	If problem is diagnosed to be issue with defective hardware, perform physical removal and replacement of defective hardware with spare part from IBM’s inventory.	IBM

Sparing

14	Purchase and maintain inventories of spare parts sufficient to ensure timely maintenance of installed Products within response time contracted with the End User customer, as outlined in section 5.5.	IBM

15	Request RMA from Brocade for the repair or replacement of the defective parts in order to replenish IBM’s spares inventory.	IBM

Communication

16	Make technical support personnel available during non-business hours for situations that require immediate attention.	IBM

17	Cooperate with Brocade in dealing with any End User customer complaints concerning the Products and take any action reasonably requested by Brocade to resolve such complaints.	IBM

18	Communicate product defects on existing product and also enhancement requests for consideration in future products.	IBM

19	Provide to Brocade on request a detailed log of all End User customer inquiries about, and requests for, support in a form requested by Brocade, together with a description of the actions taken by IBM to answer or resolve each such inquiry or request.	IBM

Brocade reserves the right to re-evaluate IBM partner’s tier, increase Support Fees or charge its then current Time and Materials (“T&M”) rates in the event that the IBM is not fulfilling its obligations as set forth above.

FOR RESALE PRODUCTS: Resale Products may be ordered by IBM for End User customers with the understanding that IBM shall contract directly with the manufacturer with respect to all warranty and support for Resale Products. Brocade’s sole responsibility for Resale Products is limited to reasonable commercial efforts to arrange for procurement and shipping of Resale Products. To the extent that such Resale Products come to IBM with an express warranty offered by the manufacturer, these warranties, including those expressly set forth in manufacturer’s literature, are in lieu of all other warranties. Warranty and/or maintenance support, if available, may be obtained by contacting the manufacturer. Should Brocade assist IBM in procuring maintenance support from the manufacturer, Brocade shall in no way be responsible for any aspect of the fulfillment of the manufacturer’s obligations thereunder. Such obligations rest solely with the manufacturer. Notwithstanding anything to the contrary in this SOW #9, Brocade shall have no obligations or liabilities to IBM for Resale Products other than as stated in this Section. Should manufacturer become, for any reason, unable to fulfill its obligations under the applicable warranties and/or maintenance support services provided to IBM, Brocade shall have no liability, obligation or responsibility as to the fulfillment of any manufacturer’s warranty or maintenance obligations, in any form, applicable to any Resale Products.

Brocade Support Engagement Policy and Procedures

Brocade Technical Engagement Center (TEC) Telephone Numbers:

Toll Free Number:

Toll Free Number for Continental US: 1-800-752-8061

Toll Free Number for other select international locations:

http://www.brocade.com/services-support/contacts_international.page

Toll Number:

+1-408-333-6061

Email Address:

SAN Products: support@brocade.com

Brocade’s Technical Engagement Center (TEC) is the first point of contact. IBM shall document and list authorized contacts for the program using individual address, not alias addresses. Only those on the list of trained technical support personnel are authorized to contact Brocade’s Technical Engagement Center.

IBM shall assign the case severity when engaging Brocade support. The assigned case severity is what defines the escalation timeline that will be used. If IBM does not assign the case severity, it will default to a Severity 4 case (problem ticket).

IBM may request an escalation to Brocade support management at any time by requesting to speak with a support manager.

Problem Severity Definitions

Severity 1 (Critical)

Customer’s systems are down or performance is severely impacted due to but not limited to data loss or data corruption. No other work can continue until the issue is resolved. No workaround is yet available.

Severity 2 (High)

The product’s functions or network operations are impaired or unavailable. The customer can still address other related issues, but a valid workaround is not yet available.

Severity 3 (Medium)

A system or product function might have failed, but workflow is not impacted at the systems level. Brocade Support knows about the issue, and a workaround is available.

Severity 4 (Low)

The customer acknowledges that the issue is non-critical and considers resolution within the next maintenance or major release adequate. The customer can submit a Request for Enhancement (RFE) to modify existing products or product documentation.